EXHIBIT 2.1


                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This First Amendment to Agreement and Plan of Merger ("First Amendment") is made as of this 31st day of January, 2007, by and among Gasco Energy, Inc. ("Parent"), a Nevada corporation, and Brek Energy Corporation
("Company"), a Nevada corporation. Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS:

         WHEREAS, Parent, the Company and Gasco Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, have executed that certain Agreement and Plan of Merger dated as of September 20, 2006 (the "Merger Agreement"); and

         WHEREAS, pursuant to Section 12.10 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement.

         NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

         1. Section 10.1(e) is hereby amended and restated to read in its entirety as follows:

                  "(e)  by  Parent  or  Company,  if the  Merger  has  not  been consummated on or before May 31, 2007 (the "Optional Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party whose failure or whose Affiliates' failure to perform in all material respect any covenant, obligation or agreement hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;"

         2. Except as expressly amended by this First Amendment, all of the other terms and provisions of the Merger Agreement shall continue in full force and effect.

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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
First Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                 GASCO ENERGY, INC.


                                 By:  /s/ Mark A. Erickson
                                 Name:    Mark A. Erickson
                                 Title:   President and Chief Executive



                                 BREK ENERGY CORPORATION


                                 By:  /s/ Richard N. Jeffs
                                 Name:    Richard N. Jeffs
                                 Title:   President, Chief Executive Officer
                                          and Chief Financial Officer



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